UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP





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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment
Company Act of 1940

1.  Name and Address of Reporting Person *

 Kelly          Eamon            M.
2.  Issuer Name and Ticker or Trading Symbol

Gabelli Asset Management Inc. (GBL)

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

___X__ Director	  _____ 10% owner

_____ Officer (give  _____ Other (specify
		    title		  below)
		    below)

(Last)		(First)		(Middle)



3122 Octavia Street

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Day/Year

12/31/02

(Street)



New Orleans,             LA           70125

5.  If Amendment,
Date of
Original
(Month/Year)
7.  Individual or Joint/Group Filing
(Check Applicable Line)

__X__ Form filed by One Reporting Person
____ Form filed by More than One Reporting Person
(City)			(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)







2.
Trans-
action
Date
2A.
Deemed
Execu-
Tion
Date,
if any
3. Trans-
action
Code
(Instr.
8)



4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned
Following
Reported
Transactions
(Instr. 3 and
4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
Ficial
Owner-
Ship
(Instr.
4)

(Month/
Day/
Year)
(Month
/Day/
Year)



Amount

(A) or
 (D)


Price




Class A Common Stock, $0.001 par value







       4,650

      D





















           0


Class B Common Stock, $0.001 par value






















*  If the form is filed by more than one reporting person, See Instruction 4(b)(v).

(Over)






FORM 5 (continued)


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conver-
sion or
Exercise
Price of
Deriva-
tive
Security
3.
Trans-
Action
Date

(Month/D
ay/
Year)
3A.
Deeme
d
Execu
-
Tion
Date,
if
any
(Mont
h/Day
/
Year)
4.
Trans-
action
Code

(Instr.
8)




5.
Number of
Derivative
Securities
Acquired
(A)
Or Disposed
Of (D)

(Instr. 3,
4 and 5)
6.
Date Exer-
cisable and
Expiration
Date

(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities

(Instr. 3 and
4)
8.
Price
of
Deriv-
ative
Security






(Instr.
5)
9.
Number
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
at End
Of
Month

(Instr. 4)
10.
Owner-
ship Form
Of De-
Rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr. 4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr.
4)







(A)


(D)
Date
Exer-
cisable
Expira-
tion
Date
Title
Amount
or
Number
of
Shares




Director Stock
Option
(Right to Buy)
$30.40
10/24/02

  A4
10,000

10/24/05
(1)
10/24/12

Class
A
Common
Stock
10,000

10,000
    D




















































































Explanation of Responses:
(1)	The option shall become exercisable with respect to 75% of the shares on 10/24/05 and with respect to the remaining 25% on 10/24/06.





                                                              February 6, 2003

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
	If space provided is insufficient, see Instruction 6 for procedure.

** Signature of Reporting Person
   Dr. Eamon M. Kelly




Date




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